UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 21, 2013

One Horizon Group, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10822	25-1229323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

Weststrasse 1, Baar
Switzerland	CH6340
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  011 41 41 760 5820

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 21, 2013, the Board of Directors of One Horizon Group, Inc. (the “Company”) appointed Mr. Charles Richard Vos (“Mr. Vos”) as a director of the Company. Mr. Vos is expected to be named to an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board of Directors when these committees are established.

Mr. Vos has been a non-executive director since 2007 of Avanti Communications Group plc, a public company listed on the London Stock Exchange (LSE:AVN).  He is chairman of its remuneration committee and past chairman of its audit committee.  In addition, since 2001, Mr. Vos has been a non-executive director of NSSC Operations Ltd., which operates the National Space Centre in the United Kingdom.  He is the chairman of its audit committee.  From June 2005 to June 2010, Mr. Vos was a director of our United Kingdom subsidiary, One Horizon Group plc (formerly SatCom Group Holdings plc) (“One Horizon UK”), and from October 2006 to June 2010 was also Chairman.  From July 2005 to March 2010, One Horizon UK was listed on the Alternative Investment Market of the London Stock Exchange (AIM:SGH).  From October 2008 to October 2010, Mr. Vos served as a director of TerreStar Europe Ltd., a former start-up business seeking to provide mobile satellite services in Europe. From April 2003 to 2009, Mr. Vos was chairman of the Telecommunications and Navigation Advisory Board of the British National Space Centre (subsequently replaced by the United Kingdom Space Agency).   From September 2006 to June 2009, Mr. Vos was a director of Avanti Screenmedia Group plc, formerly listed on the London Stock Exchange (LSE:ASG), which provided satellite and other services.  From 2004 to 2006, Mr. Vos was an advisor on government relations for Inmarsat plc (“Inmarsat”), a British satellite telecommunications public company listed on the London Stock Exchange (LSE:ISAT) and a member of the FTSE 250 Index.  From 1999 to 2003, Mr. Vos served as Chairman of Inmarsat (formerly Inmarsat Ventures plc).  From April 2004 to July 2005, he was non-executive chairman of Inmedia Communications Ltd., a provider of fixed satellite-based services in the United Kingdom.  From 2002 to 2003, Mr. Vos served as a member of the board of the European Satellite Operator’s Association, which represents the interests of European satellite operators to various European Union institutions.  From 1995 to 2000, he was head of Satellite Investments, British Telecommunications plc (“BT”), one of the world’s leading communications services companies, in which he was responsible for the management of BT’s investments of approximately ₤200 million in three intergovernmental satellite organizations, Eutelsat, Inmarsat and Intelsat.  During this period, Mr. Vos also served as a governor of the United Kingdom and Ireland for Intelsat, the leading provider of satellite services worldwide, and a public company listed on the New York Stock Exchange (NYSE:I).  He also served as Intelsat’s vice-chairman of the board and chairman of the audit and budget and finance committees from 1997 to 1998, and as Chairman of Intelsat from 1998 to 1999.  From 1992 to 1996, Mr. Vos served as a director of the European Telecommunications Network Operators Association (“ETNO”), and from 1994 to 1995 served as its chairman.  From 1969 to 2000, Mr. Vos served in various positions within BT, including regional director Europe and chief executive officer of an affiliate company, BT France SA.

Mr. Vos obtained his Bachelor of Arts with Honors in Modern Languages from London University of Texas at Austin in 1968, and his Diploma in Management Studies from Kingston Polytechnic in 1973. He is a member of the Institute of Directors.

There are no arrangements or understandings between Mr. Vos and any other persons pursuant to which he was selected as a director and there are no transactions between the Company and Mr. Vos that would require disclosure under Item 404(a) of Regulation S-K.

On August 22, 2013, Mr. Vos entered into the Company’s form of Independent Director Agreement and form of Indemnification Agreement.  Under the terms of the Independent Director Agreement, the Company agreed to pay Mr. Vos a monthly salary of ₤1,000 (approximately $1,558.10), as compensation for the services to be provided by him as a director. Under the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Vos against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by Mr. Vos in connection with any proceeding if Mr. Vos acted in good faith and in the best interests of the Company. This brief description of the terms of the Independent Director Agreement and Indemnification Agreement is qualified by reference to the provisions of the forms of agreements filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K.

On August 22, 2013, Mr. Stephen Austin resigned from his position as a director of the Company.  Mr. Austin did not resign due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Form of Independent Director Agreement.

10.2	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: August 22, 2013	By:	/s/ Martin Ward
Martin Ward Chief Financial Officer